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                                                                    EXHIBIT 99.4
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   [LOGO OF                                          777 Main Street
SHAWMUT NATIONAL                                     Hartford, Connecticut 06115
  CORPORATION
 APPEARS HERE]                                       One Federal Street
                                                     Boston, Massachusetts 02211
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CONTACT: News Media Contact:                                   Investor Contact:
         Vincent Loporchio                                     Thomas R. Rice
         (617) 292-3239                                        (203) 986-4872

                             FOR IMMEDIATE RELEASE

                    SHAWMUT NATIONAL CORPORATION COMPLETES
                  OFFERING OF FIVE MILLION DEPOSITARY SHARES

  BOSTON, MASS. AND HARTFORD, CONN., JANUARY 26, 1995--Shawmut National Corporation (NYSE:SNC) said today that it had completed an offering of five million depositary shares, each representing a one-tenth interest in a share of 9.35% cumulative preferred stock, without par value, at a stated value of $250 per share.

  Net proceeds to the Corporation were approximately $121.1 million. Shawmut National intends to use the proceeds for general corporate purposes, including acquisitions.

  Goldman, Sachs & Co. is the lead manager of the underwriting group. Co-managers are Donaldson, Lufkin & Jenrette Securities Corporation; Lehman Brothers Inc.; Morgan Stanley & Co. Incorporated; PaineWebber Incorporated; and Smith Barney Inc.

  Shawmut National Corporation is a superregional bank holding company with $31 billion in assets and over 350 branches and 550 ATMs. A leading provider of financial services to small- and medium-sized companies, Shawmut is also a major supplier of financial services to corporate customers, correspondent banks, and government units throughout New England and in select national markets.

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